EXHIBIT 10.AG

                              PURCHASE AGREEMENT

     V I Computer ("VI"), a California corporation, and Themis Computer, a California corporation ("Themis"), Harry White ("White") and certain other shareholders listed on the signature page to this Agreement (together, including Themis and White, "Shareholders") and SBS Technologies, Inc., a New Mexico Corporation ("Buyer"), agree:

I.   RECITALS

     A.   OWNERSHIP.   Shareholders are the owners of all of the outstanding
common stock ("VI Shares") of VI, in the amounts set out on Exhibit IA to this Agreement, and wish to sell the VI Shares to Buyer for cash consideration.

     B. RECEIPT OF SHARES. Buyer wishes to purchase the VI Shares under the terms and conditions of this Agreement.

     C. PURCHASE TREATMENT. The parties intend that the Transactions (as later defined) be accounted for as a purchase in accordance with generally accepted accounting principles, and that a Section 338(h)(10) election be made under the Internal Revenue Code of 1986, as amended ("IRC").

     D. EMPLOYMENT ARRANGEMENTS. Upon receipt of the VI Shares, Buyer wishes to employ White, who is an employee of VI, as well as other employees of VI as provided in this Agreement. White wishes to be employed by Buyer.

     E. COVENANTS NOT TO COMPETE. As part of the Transactions, Themis and White will enter into Covenants Not to Compete with Buyer.

II.  ACQUISITION.

     A. ACTION. Subject to the terms and conditions of this Agreement, Buyer will acquire the VI Shares at closing ("Closing") of the transactions contemplated by this Agreement ("Transactions").

     B. CONSIDERATION. At Closing, and subject to the withholding of the Escrow Amount under Section XB, Buyer will pay ("Purchase Price") to the Shareholders, for their VI Shares and as reflected on Exhibit XB, a total of $5 million in cash, adjusted up or down, as appropriate, on a dollar for dollar basis for changes in the equity of VI from $1,064,551, as reported in the Closing Balance Sheet (as later defined). For example, if the equity of VI on the Closing Balance Sheet is $1,100,000, the Purchase Price will be $5,035,449, that is, increased by $35,449 as a result of the difference between $1,100,000 and $1,064,551.

     C. OFFICERS. VI's directors and officers will submit their resignations from those positions at Closing. At Closing, Buyer will designate such directors and officers as it may determine to be in the best interest of VI. Nothing in this paragraph shall entitle any director or officer to maintain that position if not thereafter duly elected or appointed to it.

III. EMPLOYMENT AGREEMENTS, COVENANTS NOT TO COMPETE, AND OPTIONS.

     A. EMPLOYMENT AGREEMENT AND COVENANTS NOT TO COMPETE. At Closing, Buyer will enter into a two-year employment agreement, substantially as set forth in
Exhibit IIIA, with White ("Employment Agreement"). Shareholders White and Themis will enter into Covenants Not to Compete in the form attached as Exhibit IIIA2.

     B. SHAREHOLDER OPTIONS. In connection with the Employment Agreement, Buyer will issue, at Closing, to White stock options under Buyer's 1998 Long-Term Equity Incentive Plan ("Plan") for 30,000 shares of Buyer common stock (the "Shareholder Options"). The White option will be in the form set forth as
Exhibit IIIB.

     C. OTHER EMPLOYMENT AGREEMENTS. As soon as possible after Closing, Buyer will enter into employment agreements in its standard form for Buyer employees with each employee of VI wishing to continue his or her employment after Closing. The agreements will provide for VI employees to continue at their VI rate of compensation as of the date of Closing, to receive the same standard benefits which are available to all Buyer employees, and, for purposes of qualification for benefits, to be deemed to have entered Buyer's employ on the date that such employee entered the employ of VI.

IV.  IRC ELECTION.

          Each of Buyer and Shareholders hereby covenant and agree to make a
Section 338(h)(10) election under the IRC and to take all actions necessary to make that election effective. Buyer and Themis will allocate the Purchase Price such that the difference between net book value of assets shown on the Closing Balance Sheet (as hereafter defined) and the Purchase Price is goodwill.

I. SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES CONCERNING SHAREHOLDERS.

     Each of the Shareholders, except where otherwise noted below, hereby severally represents and warrants to Buyer that the following are true as of the date of this Agreement and will be true at Closing except as disclosed in the Disclosure Schedule designated as Exhibit V to this Agreement :

     A. STOCK OWNERSHIP. The Shareholder has good and valid title to the VI Shares held by the Shareholder, free from encumbrance or any contractual or other restrictions on their transfer or encumbrance, other than compliance with applicable securities laws and except as provided in the Shareholders Agreement dated as of May 17, 1996 by and among VI and the Shareholders (the "Shareholders Agreement"), and the Shareholder has full power, right and authority to transfer such VI Shares pursuant to this Agreement.

     B. APPROVAL. The Shareholder has approved this Agreement. No other approval (including, as to Shareholder Themis, approval of its shareholders) is necessary for the Shareholder to consummate the Transactions contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable in accordance with its terms (subject as to enforcement of remedies, to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally). The Shareholder has individually waived by all necessary action all rights to purchase VI Shares being transferred and the right to cause VI to purchase offered VI Shares, as set forth in the Shareholders Agreement.

     C. DISCLOSURE. In statements contained in this Agreement, the Exhibits and Schedules attached to it and any other writing delivered pursuant to this Agreement, during due diligence, or at the Closing, Shareholders Vorenkamp, Nguyen and Rasmuson have not made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

     D. NO VIOLATION OF CORPORATION INSTRUMENTS OR OTHER AGREEMENTS. The execution and delivery of this Agreement does not, and the consummation of the Transactions will not: (i) violate any stock restriction, buy-sell or similar agreement to which the Shareholder may be subject; (ii) result in any material breach or the acceleration of any material obligation under any instrument, indenture, note, lien, bond, agreement, contract, mortgage, lease, license, or commitment under which the Shareholder is bound; (iii) require any consent, approval or authorization of any governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization would not have a material adverse effect on the business, operations or financial condition of VI or the consummation of the Transactions; or (iv) violate any order, writ, injunction, judgment, decree, or violate in any material respect any statute (including without limitation environmental and business statutes), rule or regulation applicable to that Shareholder.

     E. BROKERAGE. No brokerage fees are payable in connection with the Transactions resulting from any brokerage agreements entered into by the Shareholder.

     F. SHAREHOLDER INTERESTS AND AGREEMENT. No disputes of any nature, whether claims, lawsuits or other disagreements formally filed or informally pursued exist between the Shareholder and another person or entity or on the Shareholder's behalf (individually or jointly) with respect to the Shareholder's VI share ownership, and no such disputes have been threatened. Each such Shareholder individually and jointly waives, releases and renounces any and all claims of any nature whatsoever against Buyer or against any other Shareholder arising out of Buyer's form, method or allocation of payment of the Purchase Price and any other consideration under this Agreement as provided in this Agreement.

     G. NO AGREEMENTS CONCERNING SHARES. No Shareholder has any current or prior agreements, oral, express, implied or otherwise to sell or transfer that Shareholder's VI Shares except to Buyer. Each Shareholder has separately negotiated the sale of the Shareholder's VI Shares to Buyer and acknowledges that the amounts to be received by the Shareholders from Buyer as consideration for the VI Shares may differ as to price per share from Shareholder to Shareholder. Although each Shareholder has separately negotiated the sale of that Shareholder's VI Shares, Shareholders have entered into this Purchase Agreement for the mutual convenience of Shareholders and Buyer.

VI.  SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.

     Shareholders Themis and White, jointly and severally, represent and warrant to Buyer that the following are true at the date of this Agreement and will be true at Closing except as disclosed on the Disclosure Schedule designated as
Exhibit VI to this Agreement; provided, however, that the representations and warranties set forth in section VIK, Disclosures, are made by Themis and White severally, and not jointly. For purposes of this Section VI only and except where otherwise indicated, the term "Shareholders" refers only to Themis and White, and not to any of the other Shareholders. With respect to any representation and warranty set forth in this Section VI that is made to Buyer by each of White and Themis to his or its knowledge or best knowledge, each of White and Themis also hereby represents to each other that such representation and warranty is true at the date of this Agreement and will be true at Closing except as disclosed on the Disclosure Schedule designated as Exhibit VI to this Agreement.

     A. ORGANIZATION AND STANDING OF VI. VI is a corporation validly existing under the laws of the State of California, with full power and authority to carry on its business as it is now being conducted, and to own and operate its assets and business. It has no subsidiaries. VI owns or leases properties solely in the State of California and is not required to be licensed or qualified to transact its business or own or lease its properties in any other jurisdiction, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations or financial condition of VI.

     B. CAPITALIZATION. VI is authorized to issue 5,000,000 shares of common stock and 1,000,000 shares of preferred stock, and only 1,000,000 common shares, constituting the VI Shares, are issued and outstanding. VI holds no shares of VI stock as treasury shares. The VI Shares have been validly issued and are fully paid and nonassessable. No outstanding subscriptions, options, warrants, calls, commitments or agreements relating to the authorized or issued shares of VI are outstanding. Any options to acquire stock which are outstanding before Closing are compensatory options as described under Treasury Section 1.1504-4(d)(2)(v).

     C. APPROVAL. To the extent corporate approval for VI is required, the VI board of directors has taken all necessary action approving this Agreement. Except for this approval and that of each Shareholder, no other approval is necessary to consummate the Transactions contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligation of VI, enforceable in accordance with its terms (subject as to enforcement of remedies, to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally). VI and Shareholders individually have waived by all necessary action all rights to purchase VI Shares being transferred and the right to cause VI to purchase offered VI Shares, as set forth in the Shareholders Agreement.

     D. FINANCIAL STATEMENTS. The Closing Balance Sheet (Exhibit VID) and supporting information, when delivered to Buyer, will be, and the books and records on which they are based are and will be, correct in all material respects, and will fairly represent the financial and operational condition of VI as of 11:59 p.m. Pacific Daylight Time on August 11, 1998. The Year-End Financial Statements (Exhibit VID2) and the

April 30, 1998 Financial Statements (Exhibit VID3), and the books and records on which they are based, are correct in all material respects and fairly represent the financial and operational condition of VI as of VI's most recent year end and the end of VI's four month period ending April 30, 1998, respectively. Shareholders and VI agree that the Closing Balance Sheet, the Year-End Financial Statements, the April 30, 1998 Financial Statements, and any other financial statements provided to Buyer, will be and have been prepared in accordance with generally accepted accounting principles, consistently applied.

     E. OWNERSHIP OF VI. As of the date of Closing, except for this Agreement, there will not be any outstanding or authorized warrants, calls, rights, commitments or other agreements of any nature to which VI is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of capital stock of VI.

     F. ABSENCE OF CERTAIN CHANGES. Since April 30, 1998, the date of the April 30, 1998 Financial Statements, there have not been: (i) any material changes in VI's financial or operational condition, assets, liabilities, or business, other than changes in the ordinary course of business, none of which has been materially adverse; (ii) any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting VI's properties or business or its assets; (iii) any labor trouble or any event or condition of any character materially and adversely affecting VI's business; (iv) any indebtedness incurred by VI for borrowed money or any commitment to borrow money entered into or any guarantee given by VI, except for trade advances from customers in the ordinary course of business and in accordance with historic business practices; (v) any mortgage, pledge, subjection to lien, charge or encumbering of or creation of any security interest in all or any of VI's assets or its business; (vi) any failure to maintain insurance policies or renewals thereof in force or to give all notices or claims made thereunder in a timely fashion; or (vii) any material increase in the compensation payable by VI to any officer, director or key employee of VI.

     G. TITLE TO PROPERTIES. VI owns, free and clear of any liens, encumbrances, claims, charges, contractual or other restrictions on transfer, equities, security interests, options or other restrictions, and has good title to its assets, subject to any lien for current taxes or assessments not yet delinquent, for which accruals have been made.

     H.   CONTRACTS.   There are no contracts, agreements, leases, or
commitments not terminable at will, which would prevent Buyer from continuing VI's business as it is now substantially conducted by VI, including without limitation, those with purveyors or suppliers of items used in the conduct of VI's business. VI has materially performed all its contracts to which it is a party as of the date hereof, to the extent performance is due, and has cured all material defaults under those contracts of which it is aware or should reasonably have been aware.

     I. ACTIONS. There are no judgments, actions, suits, claims, proceedings, investigations, bankruptcy or insolvency proceedings or receiverships (collectively, "Actions") pending or, to the best of VI's and Shareholders' knowledge, threatened against or relating to VI, its assets or business, in any court, in arbitration, or before any governmental department or agency, nor is VI or any of its assets subject to any unsatisfied judgment, order or award as a result of any such Actions. To the best of VI's and Shareholders' knowledge, there is no basis for any such Actions.

     J. TAX MATTERS. The information concerning tax matters contained in the Closing Balance Sheet, April 30, 1998 Financial Statements and Year-End Financial Statements are, and will be at Closing, true and correct in all material respects as of their dates. All tax returns required to be filed before Closing with respect to VI or its operations with any taxing authority as of Closing have been filed and with respect to the short period from January 1, 1998 to Closing ("Short Period"), will be filed promptly after Closing or when due, and all taxes required to be paid with respect to the periods covered by those returns, including the Short Period, have been paid or accrued or adequate reserves, as shown on the Closing Balance Sheet, for the payment thereof have been established. VI is not delinquent in the payment of any tax, assessment or governmental charge.

     K.   DISCLOSURE.

          1. In statements contained in this Agreement, the Exhibits and Schedules hereto and any other writing delivered pursuant to this Agreement, or at the Closing, none of the Shareholders or VI has made any untrue statement of a material fact nor has any omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made and the dates as of which they were made, not misleading.

          2. In statements contained in the "Due Diligence Materials" (as defined herein), none of the Shareholders or VI, to its or his best knowledge (or, as to Themis only, knowledge), has made any untrue statement of a material fact nor has any omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, in light of the circumstances under which they were made and the dates as of which they were made, not misleading; PROVIDED, HOWEVER, that neither Themis nor White makes any representation or warranty under this Agreement or otherwise with respect to:

               (i) any financial or customer forecasts or projections or similar forward looking financial or other information contained in or comprising the Due Diligence Materials;

               (ii) any financial statement of VI at and as of December 31, 1997 or April 30, 1998 contained in the Due Diligence Materials, except for those which are attached to this Agreement as an Exhibit;

               (iii) any agreements contained in the Due Diligence
Materials, except that Themis and White represent and warrant that such agreements are valid and binding and, to the best of their knowledge, there are no breaches or defaults, or circumstances which with the passage of time or the delivery of notice would constitute breaches or defaults, thereunder; or

               (iv) the documents contained in the Due Diligence Materials and titled "Customer/Prospect analysis for 1999 Revenue Plan with Objectives," "June Shipments" and "Outstanding Quotes," other than as set forth in Section VIK3 hereof.

For purposes of this Agreement, the "Due Diligence Materials" shall mean the documents obtained by the Buyer during the course of its due diligence investigation of VI prior to the Closing and sent by the law firm of Schuler, Messersmith & McNeill to Bryan Cave LLP under cover of a letter dated July 23, 1998, as received by Bryan Cave on July 24, 1998.

          3. Themis represents to its knowledge, and White represents and warrants to his best knowledge:

               (i) as to the document attached as Exhibit VIK ("Customer/Prospect Analysis for 1999 Revenue Plan with Objectives"), as of the date in May, 1998, on which that document was delivered to Buyer, VI had submitted bids or quotes or was in good faith preparing or planning to prepare bids or quotes for submission to the entities specified in the column labeled "Customers," and knew of no reason that the bid or quote would not be considered, and that the insignia "(c)" denoted a current customer of VI as of such date or within six (6) months prior thereto; PROVIDED, HOWEVER, that Themis and White make no representation or warranty that any of such bids or quotes are outstanding or have been accepted as of the date of this Agreement;

               (ii) as to the document attached as Exhibit VIK2 (first page titled "June Shipments"), as of the date in June 1998 on which that document was delivered to Buyer, VI had received cancelable orders from the entities specified in the column labeled "Customers," for the products specified in the column labeled "Board," in the quantity specified in the column labeled "Qty." and for the price specified in the fourth, unlabeled column; and

               (iii) as to the document attached as Exhibit VIK3 (titled, in handwriting, "Outstanding Quotes"), as of the date in June, 1998, on which that document was delivered to Buyer,VI had submitted bids or quotes to the entities specified in the column labeled "Prospects," for the products specified in the column labeled "Product," in the quantity specified in the column labeled "Qty," at the unit price specified in the column labeled "Unit Price" and at a total price specified in the column labeled "Ext. Price"; PROVIDED, HOWEVER, that Themis and White make no representation or warranty as to whether such bids or quotes were accepted, withdrawn or rejected subsequent the date of the document or as to whether such bids are outstanding as of the date hereof.

     L. NO VIOLATION OF CORPORATION INSTRUMENTS OR OTHER AGREEMENTS. The execution and delivery of this Agreement does not, and the consummation of the Transactions will not: (i) violate or conflict with any provision of the Articles of Incorporation, Bylaws, Stock Certificates, Stock Records or Minute Book of VI, or of any stock restriction, buy-sell or similar agreement to which any of Shareholders may be subject; (ii) result in any material breach or the acceleration of any material obligation under any instrument, indenture, note, lien, bond, agreement, contract, mortgage, lease, license, or commitment under which any or all of VI and Shareholders are bound; (iii) require any consent, approval or authorization of any governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization would not have a material adverse effect on the business, operations or financial condition of VI or the consummation of the Transactions, and no novation will be required for any contracts as a result of the Transactions; (iv) violate any order, writ, injunction, judgment, decree, or violate in any material respect any statute (including without limitation environmental and business statutes), rule or regulation applicable to VI or Shareholders or VI's business or any of VI's assets; or (v) result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature upon the assets or business of VI.

     M. BROKERAGE. No brokerage fees are payable in connection with the Transactions resulting from any brokerage agreements entered into by Shareholders or VI.

     N. PERMITS, LICENSES AND FRANCHISES. To the best of Shareholders' and VI's knowledge: (i) VI has all permits, licenses, franchises, and other authorizations necessary to, and has substantially complied with all laws applicable to, the conduct of its business in the manner in which the business is currently being conducted, and all those permits, licenses, franchises and authorizations are valid and in full force and effect, except where the failure to have or maintain any such permits, licenses, franchises or authorizations in full force and effect would not have a material adverse effect on VI's business, operations or financial condition; (ii) VI and Shareholders have not engaged in any activity which would cause revocation or suspension of any such permit, license, franchise or authorization which would result in a material adverse effect on VI or the operation of VI's business; and (iii) neither VI nor Shareholders (or either of them) has knowledge of any action, threat or proceeding looking to or contemplating the revocation or suspension of any thereof.

     O. INTELLECTUAL PROPERTY. For purposes of this paragraph, intellectual property means (i) all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

          1. VI owns or has the right to use pursuant to license, sublicense agreement, or permission all intellectual property used to design, manufacture and sell its current products and for such office administration as is conducted by VI and not by Themis, the failure to possess which would have a material adverse effect on VI. Each material item of intellectual property owned or used by VI immediately before the Closing will be owned or available for use by VI on identical terms and conditions immediately after the Closing. VI has taken appropriate, commercially reasonable, action to maintain and protect as a trade secret each material item of intellectual property that it owns or uses.

          2. To VI's and Shareholders' best knowledge, none of the products manufactured by VI infringes upon any intellectual property rights of third parties, and none of the Shareholders nor VI has received any written charge, complaint, claim, demand, or notice alleging any such infringement (including any claim that VI must license or refrain from using any intellectual property rights of any third party).

          3. VI owns the patents listed on Exhibit VIO3. VI has not granted to any third party any license with respect to any of its intellectual property to manufacture or produce any product.

          4. The Disclosure Schedule identifies each item of intellectual property that any third party owns and that VI embodies or incorporates in VI's products, pursuant to license, sublicense, agreement, or permission. The Shareholders and VI have delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of intellectual property required to be identified in the Disclosure Schedule, the license, sublicense, agreement, or permission covering the item is, to the Shareholder's best knowledge, the legal, valid and binding obligation of VI, enforceable in accordance with its terms, and in full force and effect, and will stay in effect following the Closing, and the occurrence of Closing will not, in and of itself, with the passage of time, the giving of notice, or both, cause a default under any such license, sublicense, agreement or permission.

     P. EMPLOYEES. To the best of VI's and Shareholders' knowledge, no third party has claimed that any person employed or affiliated with VI has violated or may be violating any of the terms and conditions of that person's employment, non-competition or non-disclosure agreement with that third party, or disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of that third party or interfered or may be interfering in the employment relationship between that third party and any of its present or former employees. Shareholders have no knowledge that any key employee of VI intends to leave or is leaving the employ of VI in order to take part, as an employee or otherwise, in any business in competition with VI.

     Q. ENVIRONMENTAL, HEALTH AND SAFETY. (i) VI has materially complied with all applicable environmental, health and safety laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been filed or commenced against it, and no notice has been received by it, alleging any failure so to comply; (ii) without limiting the generality of the preceding, each of VI and its predecessors and affiliates has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all environmental, health and safety laws; and (iii) none of VI, its predecessors and affiliates has any liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual or for any reason under any environmental, health or safety law. To the best of Shareholders' and VI's knowledge, all properties and equipment used in VI's and its predecessors' and affiliates' business have been free of asbestos, PCB's, methylene chloride, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and extremely hazardous substances (as defined in the Emergency Planning and Community Right to Know Act of 1986, as amended).

     R. PRODUCT LIABILITY. To the best of Shareholders' and VI's knowledge, VI has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by VI.

     S. YEAR 2000 COMPLIANCE. VI has duly investigated the compliance of its products and the material products furnished by its vendors with "year 2000" requirements, and its products and, to the best knowledge of Shareholders, the material products furnished by its vendors are year 2000 compliant. For purposes of this Agreement, "year 2000 compliant" means, with respect to information technology, that the technology as used before, during and after calendar year 2000 will accurately receive, provide and process date/time data to the extent that any other information technology used in combination with that technology properly exchanges date/time data with it.

     T. FRAUDULENT CONVEYANCES, INSOLVENCY AND INDEMNIFICATION. When effected, the transactions contemplated by, and obligations to be incurred in accordance with, this Agreement, whether considered singly or collectively, and whether under statutory or common law, will not: (i) be fraudulent or unfair as to any creditor of VI or Themis; (ii) effect or constitute a fraudulent transfer, fraudulent conveyance or an effective equivalent thereof, as to any creditor of VI or Themis; (iii) give rise to any claim or action in the nature of or for "fraudulent conveyance", "fraudulent transfer" or an effective equivalent thereof; (iv) leave VI or Themis with fewer assets than liabilities; (v) leave VI or Themis unable to satisfy its liabilities and obligations as the same come due; (vi) leave VI or Themis with an unreasonably small capital for the purpose of carrying on its business, or otherwise not financially viable; or (vii) otherwise render VI or Themis insolvent, bankrupt or effectively insolvent or bankrupt.

          Neither VI nor Themis, now or as a consequence of the transactions contemplated by, and the obligation to be incurred in accordance with, this
Agreement: (i) has or will have liabilities in excess of its assets (ii) is or will be unable to satisfy its liabilities and obligations as the same come due;
(iii) has or will have unreasonably small capital for the purpose of carrying on its business; (iv) is not or will not be financially viable; or (v) is or will be insolvent, bankrupt or effectively insolvent or bankrupt.

     U. SHAREHOLDER INTERESTS AND AGREEMENT. Shareholders represent and warrant that they hold all of the issued and outstanding shares of capital stock of VI, and that no disputes of any nature, whether claims, lawsuits or other disagreements formally filed or informally pursued exist among them or between them and another person or entity or on their behalf (individually or jointly) with respect to that share ownership, and, to the best knowledge of Shareholders, no such disputes have been threatened. Shareholders individually and jointly waive, release and renounce any and all claims of any nature whatsoever against Buyer or between each other arising out of Buyer's form, method or allocation of payment of the Purchase Price and any other consideration under this Agreement as provided in this Agreement.

     V. CONSOLIDATED TAX RETURN. Shareholders represent and warrant that Themis has validly elected to include VI within the federal consolidated tax returns of which Themis is the common parent.

VII. BUYER'S WARRANTIES AND REPRESENTATIONS.

     Buyer represents and warrants to Shareholders that the following are true as of the date of this Agreement and will be true at Closing except as disclosed on the Disclosure Schedule designated as Exhibit VII to this Agreement:

     A. ORGANIZATION AND STANDING OF BUYER. Buyer is a corporation validly existing and in good standing under the laws of the State of New Mexico, with full power and authority to carry on its business as it is conducted, to own and operate its assets, and to execute this Agreement and consummate the Transactions. Buyer has six wholly-owned subsidiaries: SBS GreenSpring Modular I/O, Inc., SBS Berg Telemetry Systems, Inc., SBS Bit 3 Operations, Inc., SBS Micro Alliance, Inc., SBS Embedded Computers, Inc. and SBS German Holdings, GmbH. Buyer is duly licensed or qualified to transact business as a foreign corporation in California and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires that licensing or qualification except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations or financial condition of Buyer.

     B. APPROVAL. Buyer's Board of Directors and, to the extent required, its shareholders, have approved, by all necessary corporate action, the execution, delivery and performance of this Agreement and consummation of the Transactions and has authorized its officers to take all action and to execute, acknowledge and deliver all documents appropriate to consummate the Transactions. This approval constitutes all and the only actions required by law, the Articles of Incorporation or Bylaws of Buyer or otherwise to authorize the execution and delivery of this Agreement and the consummation of the Transactions and this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms (subject as to enforcement of remedies, to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally).

     C. NO VIOLATION OF CORPORATE INSTRUMENTS OR OTHER AGREEMENTS. The execution and delivery of this Agreement does not, and the consummation of the Transactions will not: (i) violate any provision of the Articles of Incorporation, Bylaws, Stock Certificates, Stock Records or Minute Book of Buyer; (ii) result in any material breach or result in the acceleration of any material obligation under any instrument, indenture, note, lien, bond, agreement, contract, mortgage, lease, license or commitment under which Buyer is bound; (iii) require any consent, approval or authorization of any governmental or regulatory authority; (iv) violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Buyer, Buyer's business or any of Buyer's assets; or (v) result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature upon the assets or business.

     D. BROKERAGE. No brokerage fees are payable by Buyer in connection with the Transactions resulting from any brokerage agreements entered into by Buyer.

     E. FINANCIAL STATEMENTS. Buyer has filed Annual Report on Form 10-K for the fiscal year ended June 30, 1997 ("Public Report"). The financial statements included in or incorporated by reference into that Public Report (including the related notes and schedules) have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods covered by them, are correct in all material respects, and present fairly the financial and operational condition of Buyer as of the indicated dates and the results of operations of Buyer for the indicated periods. Since the end of the most recent fiscal year as reported in the Public Report, there has not been any material adverse change in the financial or operational condition of Buyer and its subsidiaries taken as a whole.

     F. INVESTMENT REPRESENTATION. Buyer is acquiring the VI Shares for its own account, for investment and without any view to resale or distribution of the Shares or any portion thereof. Buyer understands that the VI Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of a specific exemption from the registration provisions of the Securities Act, which exemption may depend upon, among other things, the bona fide nature of the investment intent as expressed herein.

     G. AVAILABILITY OF FUNDS. Buyer has sufficient cash and/or available credit facilities to pay to Shareholders the Purchase Price at the Closing.

     H. RESTRICTIONS ON TRANSFER. Buyer acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or unless a transfer of the Shares is exempt from registration under the Securities Act.

     I. ACCESS TO DATA; NO REPRESENTATIONS. Buyer has had an opportunity to discuss VI's business, management and financial affairs with the Shareholders and others involved in management of VI and has had an opportunity to review VI's facilities and VI's books and records. Buyer acknowledges that neither VI nor any of the Shareholders has made any representations regarding the VI Shares or the business, management or financial affairs of VI except to the extent set forth in this Agreement and the Exhibits and Schedules hereto , any other writing delivered pursuant to this Agreement or at Closing, and in the Due Diligence Materials; provided, however, that Buyer acknowledges the limited nature of Themis' and White's representations regarding the Due Diligence Materials as set forth in Section VIK hereof.

VIII.     BUYER'S CONDITIONS PRECEDENT.


     All obligations of Buyer under this Agreement to close the Transactions are subject to the fulfillment before Closing, of each of the following conditions:

     A. REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. Shareholders' and VI's representations and warranties contained in this Agreement are true in all material respects at the time of Closing.

     B. PERFORMANCE. Shareholders and VI have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Shareholders and VI before or at Closing.

     C. CERTIFIED RESOLUTIONS. Themis has provided to Buyer a certified copy of resolutions duly adopted by the Board of Directors of Themis authorizing and approving the execution and delivery of this Agreement and authorizing the consummation of the Transactions.

     D. CONSENTS. Any consents, including without limitation that of Silicon Valley Bank, Santa Clara, California, necessary to allow the Transactions to occur have been obtained in writing, in form reasonably satisfactory to Buyer.

     E. VI BANKRUPTCY. VI is not in a bankruptcy, reorganization or insolvency proceeding, nor is any such proceeding contemplated.

     F. DUE DILIGENCE. Buyer has completed its due diligence investigation with respect to VI to its sole satisfaction.

     G. RELEASE OF BANK LIEN. Silicon Valley Bank, Santa Clara, California, has released any and all liens and security interests held by it with respect to VI.

     H. TERMINATION OF EXISTING WHITE EMPLOYMENT AGREEMENT. White and VI have entered into an agreement (the "Termination Agreement") effective as of the Closing pursuant to which (i) the Employment Agreement dated as of May 17, 1996 between VI and White (the "Existing White Employment Agreement") is terminated and (ii) VI and White agree to a mutual general release with respect to their obligations under it, all in form and substance reasonably satisfactory to Buyer.

     I. VI OPTION REPURCHASES, TERMINATION OF STOCK OPTION PLAN. VI and each holder of options to purchase shares of VI Common Stock shall have entered into an Option Repurchase Agreement (as defined in this Agreement), and the VI 1996 Stock Option Plan shall have been terminated.

     J. ATTORNEY OPINION. Themis has furnished to Buyer an opinion of its counsel, in form and substance reasonably acceptable to Buyer, that (i) Themis has obtained all approvals necessary for sale of the Themis VI Shares to Buyer, and (ii) based on the structure of the Transactions, Shareholders and Buyer will make effective and binding Code Section 338(h)(10) elections.

     K.   OFFICE LEASE ASSIGNMENT AND CONSENT.    North Coast Business Park
shall have executed and delivered to Buyer an Assignment of Lease and Landlord Estoppel Certificate with respect to the premises commonly known as Suites 101, 114, 118 and 119 of 531 Encinitas Blvd. Encinitas, California. Themis, Buyer and VI shall have executed the Assignment of Lease.

     L. EQUIPMENT LEASE ASSIGNMENT AND CONSENT. Leasetec Systems Credit Corp. ("Leasetec") shall have executed and delivered to Buyer an Assignment of Lease with respect to the equipment identified in Exhibit VIIIL. Themis, Buyer and VI shall have executed the Assignment of Lease.

     M. TERMINATION OF EXISTING WHITE/THEMIS/VI NONCOMPETITION AGREEMENT. Themis, White and VI shall have entered into an agreement (the "Noncompetition Termination Agreement") effective as of the Closing, pursuant to which the Noncompetition Agreement dated as of May 17, 1996 shall be terminated and canceled. The Noncompetition Termination Agreement shall be in the form attached as Exhibit VIIIM.

IX. SHAREHOLDERS' CONDITIONS PRECEDENT. All obligations of Shareholders under this Agreement to close the Transactions are subject to the fulfillment by Closing of each of the following conditions:

     A. REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. Buyer's representations and warranties contained in this Agreement are true in all material respects at the time of Closing.

     B. PERFORMANCE. Buyer has performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer before or at Closing.

     C. CERTIFIED RESOLUTIONS. Buyer has furnished to Shareholders a certified copy of resolutions duly adopted by the Board of Directors of Buyer authorizing and approving the execution and delivery of this Agreement and authorizing the consummation of the Transactions.

     D. BUYER BANKRUPTCY. Buyer is not in a bankruptcy, reorganization or insolvency proceeding, nor is any such proceeding contemplated.

     E. TERMINATION OF EXISTING WHITE EMPLOYMENT AGREEMENT. White and VI have entered into the "Termination Agreement" effective as of the Closing pursuant to which (i) the Existing White Employment Agreement is terminated and (ii) VI and White agree to a mutual general release with respect to their obligations under it, all in form and substance reasonably satisfactory to Themis.

     F. VI OPTION REPURCHASES, TERMINATION OF STOCK OPTION PLAN. VI and each holder of options to purchase shares of VI Common Stock shall have entered into an Option Repurchase Agreement (as defined in this Agreement), and the VI 1996 Stock Option Plan shall have been terminated.

     G. OFFICE LEASE ASSIGNMENT AND CONSENT. North Coast Business Park shall have executed and delivered to Buyer an Assignment of Lease and Landlord Estoppel Certificate with respect to the premises commonly known as Suites 101, 114, 118 and 119 of 531 Encinitas Blvd. Encinitas, California. Themis, Buyer and VI shall have executed the Assignment of Lease.

     H. EQUIPMENT LEASE ASSIGNMENT AND CONSENT. Leasetec Systems Credit Corp. ("Leasetec") shall have executed and delivered to Buyer an Assignment of Lease with respect to the equipment identified in Exhibit VIIIL. Themis, Buyer and VI shall have executed the Assignment of Lease.

     I. TERMINATION OF EXISTING WHITE/THEMIS/VI NONCOMPETITION AGREEMENT. Themis, White and VI shall have entered into an agreement (the "Noncompetition Termination Agreement") effective as of the Closing, pursuant to which that Noncompetition Agreement dated as of May 17, 1996 shall be terminated and canceled. The Noncompetition Termination Agreement shall be in the form attached as Exhibit VIIIM.

X. CLOSING. Closing will be held as soon as practicable at a place agreed upon by the parties, but in any event not later than August 30, 1998. If Shareholders' and Buyer's conditions precedent have been performed or waived, the Transactions will be closed; provided, however, that the Transactions will not be closed unless all of the VI Shares are being sold to Buyer under this Agreement. If those conditions precedent have not been performed or waived, the Transactions will not be closed, and the rights, duties and obligations between the parties will be terminated without further liability.

     A. SHAREHOLDERS' DUTIES. Shareholders and VI, as appropriate, will deliver to Buyer at Closing simultaneously with confirmation that the Purchase Price (less the Escrow Amount, as defined below) has been wired to Shareholders' accounts:

          1. The VI Shares, properly endorsed for transfer or accompanied by duly executed assignments separate from certificate;

          2.   Executed resignation letters of officers and directors of VI;

          3.   Executed Employment Agreement of White with Buyer;

          4.   Executed Covenants Not to Compete from Themis and White;

          5.   Executed Termination Agreement;

          6. Certified resolutions of the Board of Directors of Themis approving the Agreement and the performance of the Transactions;

          7. Waiver by each Shareholder of rights under the Shareholders Agreement; and

          8. Any and all other documents required by this Agreement to be delivered by Shareholders and VI to Buyer at Closing.

     B.   BUYER'S DUTIES.  Buyer will deliver to Shareholders at Closing:

          1. The Purchase Price (paid by wire transfer in accordance with instructions delivered to Buyer at least five business days before Closing), less $250,000 (the "Escrow Amount"), simultaneously with delivery of the VI Shares, to each Shareholder in accordance with the distribution amounts set forth on Exhibit XB;

          2.   Executed  Employment Agreement;

          3.   Executed Shareholder Options;

          4. Certified copy of resolutions of Buyer's Board of Directors approving the Agreement and the performance of the Transactions; and

          5. Any and all other documents required by this Agreement to be delivered by Buyer to Shareholders at Closing.

     C.   ESCROW AMOUNT.

          1. Buyer will deliver at the Closing to the trust account of Alison K. Schuler, Attorney at Law ("Escrow Agent") the Escrow Amount, to be held in escrow until written notification from Mr. James E. Dixon, on behalf of the Buyer, and Themis and White, on behalf of the Shareholders, that the Closing Balance Sheet has been prepared and that any adjustment in Purchase Price has been calculated ("Adjustment Amount"). The notice shall direct the Escrow Agent to pay to Shareholders, in the individual amounts and to the accounts indicated in the notice, within three business days following the receipt of the notice
(i) the Escrow Amount less the Adjustment Amount, if the Adjustment Amount decreases the Purchase Price, and to return to Buyer the Adjustment Amount, or (ii) the Escrow Amount, if the Adjustment Amount is zero or increases the Purchase Price. If the Adjustment Amount increases the Purchase Price in excess of $5,000,000, Buyer will immediately wire the Adjustment Amount to the Shareholders in the ratio of 64.7760% to Shareholder Themis, 32.8292% to Shareholder White, 1.4369% by check to Shareholder
Vorenkamp and 0.47895% by check to each of Shareholder Nguyen and shareholder Rasmuson. The parties shall complete the Closing Balance Sheet as provided in this Section.

          2. The Escrow Agent will have no responsibility or liability of any sort whatsoever arising from disbursement of the Escrow Amount in accordance with the notice or in any case for any action or nonaction taken or not taken, except for malfeasance. Except as provided in this paragraph, all conditions to the obligations of the parties to consummate the Transactions will be deemed to be satisfied without exception at Closing, and this Agreement will be a binding and unconditional agreement between the parties subject only to the obligations of this paragraph.

          3. VI EQUITY. For purposes of this Agreement, "VI Equity" shall mean the excess of the book value of VI's assets at and as of the Closing Date over the book value of VI's liabilities at and as of the Closing Date, as reflected in the Closing Balance Sheet.

          4. CLOSING BALANCE SHEET. Themis will prepare, or cause its independent public accountants to prepare, and will deliver to Buyer and White no later than 30 days following the Closing Date, a balance sheet of VI as at the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet will also set forth the VI Equity and the Adjustment Amount. The Closing Balance Sheet will be prepared in accordance with generally accepted accounting principles and in a manner consistent with the preparation of the April 30, 1998 Financial Statements. Buyer shall provide Shareholders with access to all records, facilities and inventory necessary to prepare the Closing Balance Sheet. Representatives of Buyer may be present at the taking of the physical inventory in connection with the preparation of the Closing Balance Sheet. Themis will bear the fees and expenses of preparing the Closing Balance Sheet. Following Buyer's receipt of the Closing Balance Sheet and subject to Section XC5, Buyer, Themis and White will provide to Escrow Agent the notice provided for in Section XC1.

          5. DISPUTES CONCERNING CLOSING BALANCE SHEET. If Buyer disputes any amount shown on the Closing Balance Sheet or the Adjustment Amount shown thereon, Buyer shall, within 30 days following delivery of the Closing Balance Sheet, give written notice of that dispute to Themis. The notice shall set forth in reasonable detail Buyer's specific objections. Buyer and its accountants shall thereafter be entitled to examine the relevant working papers of Themis relating to, and the procedures carried out by Themis in connection with, Themis' preparation of the Closing Balance Sheet and its determination of the VI Equity and the Adjustment Amount reflected therein. During the period commencing on the date Buyer receives any notice of dispute, Buyer and Seller will negotiate in good faith to resolve the dispute. If the dispute cannot be resolved within a 30-day period, Buyer and Themis will submit the dispute to Buyer's auditors, who will be KPMG Peat Marwick LLP or another nationally recognized accounting firm, and to Themis' auditors, who will be Arthur Andersen LLP or another nationally recognized accounting firm. Those auditors shall promptly commence good faith negotiations with a view toward resolving the dispute, and their joint decision as to the resolution of the dispute shall be final and binding. Buyer and Themis shall each be responsible for the costs of their own auditors. If the auditors are unable to reach a joint decision within ten business days after a dispute has been submitted to them, they shall forthwith submit the dispute to a nationally recognized accounting firm (the "Arbitrator") whom they shall jointly appoint to resolve such dispute, and the decision of the Arbitrator shall be final and binding. The Arbitrator shall make its determination as to such dispute within 30 days after its appointment. Buyer, VI, Themis and White shall promptly provide to the auditors or the Arbitrator, as the case may be, all documents and information requested of them with respect to the dispute. Following a decision by the auditors or the Arbitrator, as the case may be, Themis, White and Buyer will promptly instruct the Escrow Agent in writing to remit the Escrow Amount in accordance with Section XC1, and Buyer shall pay to Themis, White and each of the other Shareholders any Adjustment Amount in accordance with Section XC1. The costs of any Arbitrator shall be paid one-half by Buyer and one-half by Themis.

          6. CLOSING BALANCE SHEET. Unless Themis shall have received any notice of dispute from Buyer within the 30-day period provided for herein, the Closing Balance Sheet prepared by Themis or its auditors will be deemed the "Closing Balance Sheet." If Buyer provides timely notice of any dispute in accordance with Section XC5, the Closing Balance Sheet, as adjusted, if necessary, to reflect the resolution of the dispute, will be deemed the "Closing Balance Sheet."

     D. JOINT DUTIES. Buyer and Shareholders will execute any further documents and do all things necessary to consummate the Transactions contemplated by and establish the escrow account provided for in this Agreement.

XI. PROPRIETARY INFORMATION. Shareholders agree, represent and warrant that, unless Buyer's prior written consent has been obtained, Shareholders will not, at any time after Closing, use for the benefit of other than Buyer, directly or indirectly, on behalf of Shareholders or any other person or business entity, any trade secrets, proprietary information, or confidential information (collectively, the "Confidential Information") (i) concerning the business of VI, including the composition, plans or technology of the products produced by VI and the method of their manufacture, and VI financial data and related information or (ii) provided by Buyer to Shareholders in connection with this Agreement. Confidential Information does not include information generally known in the industry in which VI and Buyer engage or information which is available from public records or public sources, in either case not as a result of violation of this paragraph. Shareholders agree that release of Confidential Information will cause irreparable harm to Buyer and that, upon any breach or threatened breach of this Section, Buyer may seek, without limitation of other actions and remedies which might be available, equitable injunctive relief.

XII. REMEDY FOR BREACH OF WARRANTY. A. If any breach of any warranty or representation in this Agreement, other than the representation and warranty in
Section VIJ, Tax Matters, is claimed within twenty-four months of Closing, or by the date of the issuance of the first audited annual consolidated financial statements of the combined entities following Closing, whichever is earlier, or, as to the warranty and representation in Section VIJ, Tax Matters, the later of the expiration of the last applicable statute of limitations or the final adjudication or settlement without further recourse with respect to matters arising under Section VIJ (in each case, the "Warranty Period"), the party desiring to make a claim for damages resulting from such breach may do so by delivering to the allegedly breaching party or parties (and any additional party under section XIIB) not later than one business day after the expiration of the Warranty Period express written notice of the details of that breach and the intent to make a claim. If the parties cannot reach resolution of the claim, the dispute will be resolved by arbitration conducted under the rules of the American Arbitration Association (the parties to select one arbitrator, or, if they are unable to select an arbitrator, the party claiming breach shall select one arbitrator and the party or parties allegedly breaching (including any additional party under section
XIIB) shall collectively select one arbitrator and a third arbitrator will be selected by the two arbitrators) for the purpose of determining liability and compensation. The arbitration will take place in Los Angeles County, California. The results of the arbitration shall be binding upon all parties. The prevailing party in such arbitration shall be entitled to recover its costs, including reasonable attorneys' fees, incurred in the arbitration proceeding, from the non-prevailing party, and an award of those costs and expenses shall be included in the final judgment entered in the arbitration. Except with respect to Section VIJ, Tax Matters, unless the cumulative total of all damages being sought for all claims has exceeded $25,000, the party against whom a claim is made shall not be liable for any damages resulting from a breach hereunder; however, if the $25,000 limit is exceeded, the liable party shall be liable for the full amount of the breach. Any judgment upon an award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All warranties and representations of the parties herein shall terminate and be of no further force and effect at the end of the Warranty Period. No party may make any claim for breach of any warranty or representation after the Warranty Period. The aggregate amount of all claims for which any Shareholder is liable under this Section shall not exceed the portion of the Purchase Price paid to that Shareholder. The aggregate amount of all claims for which Buyer is liable under this Section shall not exceed the difference between the Purchase Price paid and any additional Purchase Price owed under the terms of this Agreement. The sole and exclusive remedy of Buyer and Shareholders, respectively, for any and all claims of the nature described in this Section shall be the remedy set forth in this Section.

     B. KNOWLEDGE CLAIMS; ORDER OF RECOVERY. In the event Buyer determines that it has any claim (a "Knowledge Claim") under Section XIIA against Themis and/or White for any breach of a representation and warranty made by such Shareholder under Article VI hereof to such Shareholder's knowledge or best knowledge (each, a "Knowledge Representation"), then Buyer agrees that notwithstanding anything herein to the contrary: (i) Buyer will notify both Themis and White of such Knowledge Claim in accordance with Section XIIA hereof, and each of Themis and White will have the right to participate fully in any settlement of such Knowledge Claim or in any arbitration held with respect thereto pursuant to Section XIIA hereof, including without limitation the right to participate in the selection of an arbitrator to represent the allegedly breaching parties, even if the claim has not formally been made against both of them; (ii) unless otherwise agreed by Themis and White in writing, the arbitrator in any arbitration proceeding shall be required to determine whether and the extent to which the Knowledge Representation was breached by both Themis and White or whether it was breached by only one of them; (iii) Buyer will not enter into any settlement of any Knowledge Claim unless both Themis and White have approved such settlement in writing; (iv) if only one of Themis or White is determined in any settlement, arbitration or other resolution of the Knowledge Claim to have breached the Knowledge Representation which is the subject of the Knowledge Claim, then Buyer will seek recovery of its Damages arising out of such Knowledge Claim (whether such Damages are determined in a settlement or in an arbitration) first from the breaching party and shall be entitled to recover Damages from the non-breaching party only if the full amount of such Damages are not recovered from the breaching party after Buyer's best efforts to make such recovery. Neither the Warranty Period nor any other limitation period shall run during the period that the Buyer pursues any claim "first" against the breaching party.

     C. ASSIGNMENT BY BUYER OF SETTLEMENT, ARBITRATION AWARD OR OTHER RIGHTS ARISING OUT OF A KNOWLEDGE CLAIM. In consideration of the mutual promises, covenants and agreements set forth in the Agreement, Buyer agrees that if: (i) either of White or Themis is determined in any settlement, arbitration or other resolution of a Knowledge Claim to have breached the Knowledge Representation which is the subject of the Knowledge Claim; (ii) Buyer is awarded ("Award") damages pursuant to said settlement, arbitration or other resolution arising out of such party's breach of the Knowledge Representation which is the subject of the Knowledge Claim; (iii) such breaching party fails to satisfy the Award to Buyer in whole; and (iv) under Section XIIB hereof, the non-breaching party makes payment to Buyer for all or any portion of the Award not paid by the breaching party, then Buyer shall assign to the non-breaching party for any and all purposes Buyer's remaining rights in, to and under the Knowledge Claim and that portion of the Award which was not satisfied by the breaching party.

          Buyer further agrees that in any settlement, arbitration or other resolution of any Knowledge Claim, Buyer shall not release any breaching party with respect to the Knowledge Claim or Award, except to the extent such release does not impair the non-breaching party's rights to enforce such rights in and to the Knowledge Claim and Award as may be assigned to the non-breaching party under clause (iv) of the preceding sentence.

     D. KNOWLEDGE CLAIMS: THEMIS' AND WHITE'S RIGHTS AGAINST EACH OTHER. In the event Buyer seeks recovery of Damages from either Themis or White under
Section XIIB hereof as a result of the other party's breach of a Knowledge Representation hereunder, the breaching party hereby agrees to indemnify and hold the non-breaching party harmless from and against any and all such Damages, together with any and all losses, damages, costs and expenses, including attorneys' fees incurred or suffered by such non-breaching party in seeking and obtaining such indemnification. Any liabilities of Themis and White to each other pursuant to Section XIID shall be subject to the dollar amount limitations set forth in Section XIIA hereof.

     E. ALLOCATION OF SHARED DAMAGES BETWEEN WHITE AND THEMIS. Except with respect to Themis' or White's breach of (i) any representation or warranty set forth in Article V hereof and (ii) any Knowledge Representation, Themis shall be solely responsible and liable for 66.4% of any and all Damages arising out of or in connection with any claim made by Buyer under Section XIIA hereof (collectively "Shared Damages"), and White shall be solely responsible and liable for 33.6% of such Shared Damages. Each of Themis and White will hold harmless and indemnify the other for any portion of such party's allocable share of any Shared Damages which are paid by the other party pursuant to Section XIIA hereof, and for any and all losses, damages, costs and expenses, including attorney's fees, incurred or suffered by such party in collecting such allocable share of the Shared Damages. With respect to any Shared Damages, neither Themis nor White shall settle any claim, arbitration or other matter or proceeding relating thereto without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld. Any liabilities of Themis and White to each other pursuant to this Section XIIE shall be subject to the dollar amount limitations set forth in Section XIIA hereof. This Section XIIE provides for the allocation of liability and responsibility solely as between Themis and White with respect to the matters covered hereby and shall not in any way limit SBS' rights of recovery against Themis and White under Section XIIA hereof.

XIII. TAX MATTERS.

     In reliance on the representation and warranty in Section VIJ, Tax Matters, Buyer agrees to cooperate with Shareholders in filing any Short Period tax returns prepared and signed by Shareholders and their accountant and shall cause VI to execute any such returns. If the Internal Revenue Service ("IRS") or the State of California Franchise Tax Board ("FTB") audits any returns of VI for periods before the Closing, including any tax returns filed for the Short Period, Buyer shall cooperate with the Shareholders in contesting any audit or positions taken by the IRS or the FTB and shall allow the Shareholders, on behalf of VI, to contest and dispute any claims for additional tax liabilities
by the IRS or the FTB.   Subject to the limitations in Section XII, Shareholders
will defend and hold Buyer harmless from any amounts, including without limitation, taxes, interest, penalties and fines, which may be found by audit, action or otherwise to be due with respect to the matters covered by Section VIJ and this Section and all costs and expenses (including without limitation reasonable legal and other professional fees) incurred in respect of defense or prosecution thereof, based on a ratio of 66.4% for Themis, and 33.6% for White.

XIV. COOPERATION.

     A. EFFECTUATION. Shareholders and VI, and Buyer will cooperate to effectuate the purposes of this Agreement. Shareholders and VI, and Buyer will, without additional consideration, execute any other documents and take any other action reasonably necessary to carry out the purposes of this Agreement. Until Closing, no news release about the Transactions will be released to the public via any media by any Shareholders or VI, on the one hand, or Buyer, on the other hand, without prior written approval of Buyer or VI, as the case may be, except as may be required by law, in which case, VI or Buyer will have a reasonable opportunity for review of and comment on a proposed news release.

     B. ACTIONS. Shareholders and VI will cooperate with Buyer in connection with any actions, proceedings, arrangements or disputes involving VI's business or based upon the consummation of the Transactions or upon contracts, arrangements or acts of Shareholders or VI which were in effect or occurred on or before the Closing date.

     C. FINANCIAL AND OTHER INFORMATION. Shareholders and VI will cooperate, as reasonably required by Buyer, in the preparation in a form satisfactory to Buyer and Buyer's accountants, of all financial and other information, including an audit, needed by Buyer to comply with reporting and filing requirements imposed on Buyer by federal and state regulatory authorities. The expense of preparation of this financial and other information by Buyer's accountants will be borne solely by Buyer.

     D. ACCESS. After the Closing, Buyer shall, upon the reasonable request of Themis, provide Themis and its representatives with access at all reasonable times to all of the books and records of VI; provided, however, that such access shall only be provided to the extent that it is reasonably required by Themis in connection with (i) the preparation of tax returns or financial reports relating to any period before the date of the Closing or (ii) any claim, litigation, audit or investigation or any other proper purpose relating to Themis' ownership of VI Shares before the date of the Closing. Any such review by Themis and its representatives shall be conducted in a manner which will not unreasonably interfere with the business of Buyer and VI, and Themis agrees to execute any non-disclosure or confidentiality agreements with respect thereto as Buyer may reasonably request.

     E. TERMINATION OF EXISTING EMPLOYMENT AGREEMENT. At or before Closing, White, VI and Themis will enter into the Termination Agreement.

     F. NON SOLICITATION OF EMPLOYEES. During the three (3) year period after the Closing, neither Buyer nor any of its current or future affiliates, including without limitation VI, will directly or indirectly employ or solicit to employ, or otherwise retain or solicit to retain, any person employed by Themis as of the date of Closing or at any time during the three (3) year period thereafter, unless such person has been terminated by Themis without cause (as determined in good faith by Themis and including termination of employment as a result of the cessation of Themis' business operations or the elimination of the terminated person's position) prior to the time of such solicitation, employment or retention. This paragraph shall not apply in the limited circumstance in which Buyer or an affiliate of Buyer acquires an independent business at which a Themis employee to whom this paragraph would otherwise apply ("Former Employee") has before the time of that acquisition been employed or retained, provided that the Former Employee is not a control person of that business and provided further that that business did not employ or retaim that employee at the behest of Buyer or its affiliates.

     G. NON-USE OF THEMIS OR TEKELEC NAME. Buyer acknowledges and agrees that it will have no right to use the "Themis" or "Tekelec" names following the Closing, on or in connection with any product or advertising or in any other materials or in connection with any aspects of its business or operations, except and to the extent required by law.

     H. ACCOUNTS RECEIVABLE. After the Closing, Seller shall use its commercially reasonable, best efforts on a continuing basis to collect the Accounts Receivable of VI which are outstanding as of the date of Closing, and, on a weekly basis, shall transfer to SBS the Accounts Receivable actually collected.

     I. VI CASH. Prior to Closing, Themis will transfer all cash belonging to VI into those accounts, held in the name of VI Computer as a Demand Deposit Account numbered 33 000 29544 at Silicon Valley Bank and a Cash Disbursement Account numbered 009 65 32 at Mellon Bank N.A. (the "VI Accounts"). At and after the Closing, Themis will insure that its directors, officers and employees do not withdraw or transfer any funds from the account, and, in cooperation with SBS, Themis immediately will take all steps necessary or convenient to transfer full management and control of the VI Accounts to SBS, including without limitation, revoking from all persons other than Harry White the power to access, manage or use the VI Accounts or the funds within it.

     J. USE OF PROCEEDS. Following the Closing, Themis shall use the Purchase Price received by it hereunder to satisfy its liabilities as they become due.

XV. REPURCHASE OF VI OPTIONS. Before the Closing, VI will enter into with each optionee who holds an option to purchase shares of VI Common Stock an agreement (each, an "Option Repurchase Agreement") pursuant to which VI will agree to purchase, with funds provided by Themis, from the optionee, and the optionee will irrevocably agree to sell to VI, effective at and as of the Closing, the optionee's options to purchase shares of VI Common Stock at a purchase price equal to the number of shares of VI Common Stock subject to his or her options (whether the options are vested or unvested as to those shares) multiplied by a per share purchase price equal to $4.11. At or before Closing, Themis will provide to VI the sum of $163,372.50, being the amount equal to the number of shares of VI Common Stock subject to all outstanding options to purchase shares of VI Common Stock multiplied by $4.11. At or in conjunction with Closing, VI will -remit to the optionees the option purchase funds provided by Themis, at the times, in the amounts and otherwise in accordance with the Option Repurchase Agreements. The obligation of VI to purchase the optionees' options under the Option Repurchase Agreements and the funds provided by Themis to fund VI's obligation to purchase will be reflected in the books and records of VI as of the date of Closing as a capital contribution by Themis and a compensation expense by VI.


XVI. TERMINATION OF STOCK OPTION PLAN. At or before the Closing, the VI Computer 1996 Stock Option Plan will be terminated.

XVII.  MISCELLANEOUS.

     This Agreement binds and benefits the parties, their successors, assigns and transferees. This Agreement is specifically enforceable and is governed by New Mexico law. This Agreement, the Mutual Nondisclosure Agreement dated May 15, 1998 between Buyer and VI, and the Employment Agreement and the Covenants Not to Compete constitute the entire agreement and understanding of the parties as to the subject matter hereof and supersede all prior oral or written agreements and understandings and may be modified only in writing. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same instrument. Captions and titles have been inserted in this Agreement for the benefit of the parties in referring to this Agreement, but will not be construed or interpreted as part of this Agreement. Each of Shareholders and VI, and Buyer, will pay its expenses, including without limitation attorneys' fees, arising out of the Transactions and the agreements embodying them. Neither this Agreement nor any party's rights or obligations hereunder may be assigned without the prior written consent of the other parties hereto. Neither this Agreement nor any provision of it shall be deemed to create any right in favor of or impose any obligation upon any person or entity other than the parties to this Agreement and their respective successors, permitted assigns and legal and personal representatives. For purposes of this Agreement, the term "knowledge" means, as to a party, the party's actual knowledge without any duty of inquiry or investigation, and the term "best knowledge" means that the party knew or should have known after commercially reasonable inquiry and investigation.

XVIII. NOTICES. Any notice or other communication required under this Agreement or desired to be given by any of the parties to this Agreement to any other party shall be deemed to be duly given when personally delivered or five (5) business days after being mailed by certified or registered United States mail, return receipt requested, postage prepaid, to the other party, or one day after being delivered pre-paid for over-night delivery to an express service, addressed as follows:


BUYER:

SBS Technologies, Inc.
Attn: James E. Dixon, Jr.,
Vice President Finance and Administration
2400 Louisiana Boulevard, NE
AFC Building 5, Suite 600
Albuquerque, New Mexico 87110
Telephone: (505) 875-0600

Copy to:
Alison K. Schuler, Esquire
Schuler, Messersmith & McNeill
4300 San Mateo Boulevard NE, Suite B-380
Albuquerque, New Mexico 87110
Telephone: (505) 872-0800

SHAREHOLDERS:

Mr. Harry White
c/o VI Computer
531 Encinitas Boulevard, Suite 114
Encinitas, California 92024
Telephone: (760) 632-5823

Themis Computer
3185 Laurelview Court
Fremont, California 94538
Telephone:  (510) 252-0870
Facsimile:  (510) 490-5529

VI:

VI Computer
531 Encinitas Boulevard
Suite 114
Encinitas, California 92024
Telephone:  (760) 632-5823
Facsimile:  (760)632-5829

Copy to:

Katherine Ashton, Esquire
Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, California 90401-2305
Telephone:  (310) 576-2100
Facsimile:  (310) 576-2200

Or to such other address which may be furnished in writing.

     XIX. POWER OF ATTORNEY BY CERTAIN SHAREHOLDERS. Each of the Shareholders other than Themis and White irrevocably constitutes and appoints White as his true and lawful attorney and agent to act on his behalf, as White deems appropriate:

          (a) To negotiate, execute and deliver any amendment to this Agreement;

          (b) To negotiate, execute and deliver all related or ancillary agreements, certificates, consents and other documents in connection with this Agreement or as may be necessary or appropriate to effectuate the Transactions;

          (c) To receive on their behalf the funds due to them in connection with this Agreement, the Transactions and any related and ancillary agreements and the transactions contemplated thereunder and to disburse the same to them or on their behalf;

          (d) To deal with Buyer and to act (or refrain from acting) in all matters (including the granting and accepting of waivers) arising out of, based upon, in connection with or related to this Agreement, the Transactions, any related and ancillary agreements and the transactions contemplated thereunder;

          (e) To give and receive notices and other communications relating to this Agreement, the Transactions and any related and ancillary agreements; and

          (f) To take, or refrain from taking, any actions (whether by negotiation, settlement, litigation or otherwise) to resolve and/or settle all matters and disputes arising out of, or related to, the Transactions and the performance and/or enforcement of the obligations, duties and rights pursuant to this Agreement or any of the related or ancillary agreements.

The power of attorney set forth in this Section is irrevocable and shall continue until August 15, 1998.

XX. LEGAL ADVICE AND CONSTRUCTION OF AGREEMENT; PARTIES' UNDERSTANDING. Each party represents that it/he has received independent legal advice with respect to the preparation of, and the advisability of entering into, this Agreement and neither has been entitled to rely upon or has in fact relied upon the legal or other advice of any other party or any such other party's counsel in entering into this Agreement. Each party represents that it/he has carefully read this Agreement (including the Schedules and Exhibits hereto), that this Agreement has been fully explained to it/him by its/his attorney, that it/he fully understands the final and binding effect of this Agreement, that the only promises made to it/him to sign this Agreement are those stated above, and that it/he is signing this Agreement voluntarily.



                    [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

XXI. SPECIFIC PERFORMANCE.   The parties agree that they shall be entitled to
specific performance to enforce their rights hereunder, and each party acknowledges that failure to fulfill such obligations to any of the other parties hereto would result in irreparable harm.


DATED: August 12, 1998
      ----------------

BUYER:                        SHAREHOLDERS:

SBS TECHNOLOGIES, INC.        THEMIS COMPUTER

/s/ James E. Dixon            /s/ William E. Kehret
-------------------------     ------------------------
By: James E. Dixon, Jr.       By:  William E. Kehret
Its: Vice President of        Its:  Chief Executive Officer
Finance and Administration

                              /s/ Harry White
VI COMPUTER                   ------------------------
                              Harry White

/s/ Harry White
-------------------------     /s/ Mark D. Vorenkamp
By: Harry White               ------------------------
Its President                 Mark D. Vorenkamp


                              /s/ Phuc V. Nguyen
                              ------------------------
                              Phuc V. Nguyen


                              /s/ Glenn Rasmuson
                              ------------------------
                              Glenn Rasmuson

                            EXHIBIT IIIA

                        EMPLOYMENT AGREEMENT

SBS Technologies, Inc. ("Company") and Harry White ("Employee") agree:

     1. EMPLOYMENT. Company employs Employee for the period beginning on the date of this Employment Agreement as set forth below, and ending two years from its date or upon discharge or resignation of Employee solely in accordance with the terms of this Agreement (the "Employment Period"). During the Employment Period, Employee will serve in the position of President of Company's subsidiary, VI Computer ("VI") or other management position as determined by the Company. Employee will devote sufficient time and energies to the business of Company to accomplish the duties assigned, will perform to the best of Employee's ability all duties assigned to Employee by Company and will devote Employee's best efforts to advance the interests of Company. Employee will have the power and authority determined by Company.

     2. RENEWAL. This Agreement may be renewed at the end of the Employment Period upon written agreement by Company and Employee. Company and Employee agree to negotiate renewal in good faith.

     3. COMPENSATION. For all services performed by Employee for Company during the Employment Period, Company will pay Employee the salary and benefits set forth on Appendix "A". Employee will be entitled to participate in employee benefit programs established by Company and applicable to all full-time employees. Employee will be entitled to vacation, national holidays and paid sick leave in accordance with Company policy and Appendix A. During vacation, national holidays, and paid sick leave, Employee will receive Employee's usual compensation.

     4. REIMBURSEMENT OF EXPENSES. Company recognizes that Employee, in performing Employee's duties hereunder, may be required to spend sums of money in connection with those duties for the benefit of Company. Employee agrees to follow Company's written policies with regard to reimbursable expenses.

     5.   SICK LEAVE AND DISABILITY.   Employee will be entitled to sick leave
and disability as described in the Company's written policies.

     6. RESIGNATION AND DISCHARGE. Employee may resign or be discharged pursuant to the terms of this paragraph. If Employee (i) resigns, Employee must give 30 days' notice to Company; (ii) is discharged for cause (as later defined), Company may discharge Employee immediately, without notice; or (iii) is discharged not for cause, Company must give 6 months' notice to Employee. In each of the above cases, severance pay will be paid and benefits accorded in accordance with the Company's written policies then in effect.

For purposes of this paragraph, "for cause" means that during the Employment Period, Employee materially breaches any provision or restriction or fails to perform any obligation contained in this Employment Agreement or in any written Company policy or Company employment manual or practice, or, unless otherwise provided by Company policy or Company employment manual, (a) is reasonably believed by Company (i) to have failed to comply with any employment or non-discrimination or similar law, regulation or policy, (ii) to abuse, as determined by the Company, alcohol or to use drugs, (other than as prescribed by Employee's physician), or (b) refuses to submit to testing for alcohol or drugs, or (c) is reasonably believed by Company to have committed or is charged with any felony or a misdemeanor (except minor traffic violations and similar offenses).

     7. CONFIDENTIAL INFORMATION RESTRICTIONS. Employee acknowledges and recognizes that Employee is, or will be, employed by Company in a confidential relationship and may receive and have access to the confidential business information, customer names, contracts and other customer data, business methods, techniques and trade secrets of Company ("Confidential Information"). Employee may develop ideas, conceptions, inventions, processes, methods, products and improvements; and Employee may receive disclosures of ideas, conceptions, inventions, processes, methods, products and improvements made by other employees of Company ("Company Inventions"). Employee may participate with Company in improving and developing Confidential Information and Company Inventions. Confidential Information and Company Inventions developed on behalf of Company are neither commonly known nor readily accessible to others and are used by Company in its business to obtain a competitive advantage over Company's competitors who do not know or use the Confidential Information or Company Inventions. Protection of the Confidential Information and Company Inventions against unauthorized disclosure and use is of critical importance to Company in maintaining its competitive position. Employee agrees that Employee will not, at any time, during the Employment Period, and for a period of two years following termination for any reason, as to Confidential Information of VI, and after termination for any reason for all other Company Confidential Information make any independent use of, or disclose to any other person or organization, except as authorized by Company in writing, any Confidential Information or Company Inventions. Upon termination of the Employment Period for any reason, Employee shall promptly deliver to Company all drawings, manuals, letters, notes, notebooks, reports, customer lists, customer data, mailing lists, and all other materials and records of any kinds, and all copies thereof, that may be in the possession of, or under the control of, Employee pertaining to Company's business including any that contain any Confidential Information or Company Inventions.

     Employee acknowledges Company's efforts to establish valuable business relationships with its clients, customers and suppliers. Employee recognizes that Company has invested resources in the training and the professional development of Employee, and Employee further recognizes Employee's responsibility to the Company when Company entrusts Employee with Confidential Information. In view of Company's efforts, Employee agrees that unless Company authorizes Employee to do so in writing, Employee will not, for a period of six months after termination of employment with Company or, if longer, the period specified in the Covenant Not To Compete dated July **, 1998 between Employee and Company, solicit the purchase of products or services directly competing with products and services of Company from any person, corporation, business organization or enterprise which:

          (i) has made any purchase of products or services from Company within the two years immediately preceding termination of former Employee's employment ("Customer"); or

          (ii) has been contacted by Employee during the last 12 months of Employee's employment for the purpose of securing the purchase of products or services from Company ("Prospective Customer").

     Employee and Company recognize that irreparable injury may result to Company in the event of breach or threatened breach of this paragraph of this Agreement by Employee. If Employee commits a breach or threatens to commit a breach of any of the provisions of this paragraph, Company shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this paragraph specifically enforced by any court having equity jurisdiction, together with an accounting therefor, Employee having specifically acknowledged that any such breach or threatened breach will cause irreparable injury to Company and that money damages will not provide an adequate remedy to Company.

     8. INVALIDITY. If any provision of this Employment Agreement is later construed to be unenforceable or invalid, the remaining provisions shall not be affected but shall continue in full effect. If any term of this Employment Agreement is found to be unenforceable or invalid by any court having jurisdiction, that court shall have the power to reduce or revise the term and the paragraph(s) shall then be fully enforceable.

     9. ASSIGNMENT. Employee acknowledges that Employee's services are unique and personal. Accordingly, Employee may not assign his rights or delegate his duties or obligations under this Agreement. The Employer's rights and obligations shall inure to the benefit of and shall be binding upon Employer's successor and assigns.

     10. PERSONNEL POLICIES. Company's written personnel policies apply to all of Company's employees, including Employee, and describe additional terms and conditions of employment of Employee. Those terms and conditions, as they may be revised from time to time by Company, are incorporated by reference into this Employment Agreement. Company reserves the right to revise the personnel policies from time to time, as Company deems necessary. If any personnel policy provision conflicts with a provision of this Employment Agreement, the terms of this Employment Agreement shall govern.

     11. ALCOHOL AND DRUG TESTING. Employee agrees to comply with and submit to any Company program or policy for testing for alcohol abuse or use of drugs and, in the absence of such a program or policy, to submit to such testing as may be required by Company and administered in accordance with applicable law and regulations.

     12. BINDING EFFECT. This Employment Agreement constitutes the entire understanding of the parties, may be modified only in writing, is governed by laws of California, and will bind and inure to the benefit of Employee and Employee's personal representative and Company and Company's successors and assigns.

DATED:              , 1998.
      -------------

                     COMPANY:

                     SBS TECHNOLOGIES, INC.



               BY:
                  -------------------------------
               Its:
                   ------------------------------

                     EMPLOYEE:


                     ----------------------
                     Harry White

                                     APPENDIX A
                                         TO
                                EMPLOYMENT AGREEMENT

                                    HARRY WHITE
                                      EMPLOYEE


POSITION:  President of VI Computer

COMPENSATION: $150,000 base salary, plus participation in SBS Management Incentive Plan as described below.

BENEFITS:
Standard Employee
Benefits:                 Medical Insurance
                          Dental Insurance
                          Life Insurance
                          Long and Short-Term Disability Insurance
                          Twenty Vacation Days Per Year
                          Ten Holidays Per Year
                          Sick Leave

Optional Benefits:        401(k) Plan
                          Flexible Spending Account Program
                          Supplemental Life Insurance

All as provided by the Company to employees generally, and subject to modification from time to time by the Company.

STOCK OPTION GRANT:    Incentive stock options for 30,000 shares of common
stock, with exercise, termination and other terms as provided in a 1998 Long Term Equity Incentive Agreement ("Option Agreement") and the 1998 Long-Term Equity Incentive Plan under which it is issued, including the following:

     The Options will vest seven years from the date of issuance or, if VI earnings hurdles as specified in the Option Agreement are achieved, may accelerate to the following schedule:


          AMOUNT              DATE
          ------              -----
          10,000              August 12, 1999
          10,000              August 12, 2000
          10,000              August 12, 2001


The Options will terminate ten years from the date of grant.

Exercise price for the options will be the closing price as provided in the 1998 Long Term Incentive Plan.

MANAGEMENT INCENTIVE PROGRAM (MIP)

Employee will participate in the SBS MIP for Fiscal Year 1999 upon such terms and conditions as determined by SBS Board of Directors. Employee will participate in the SBS MIP in future years, if MIP programs are authorized by SBS Board of Directors, upon such terms and conditions as determined by SBS Board of Directors.

                               EXHIBIT IIIA2

                           COVENANTS NOT TO COMPETE

                           COVENANT NOT TO COMPETE


The undersigned ("Seller") and SBS Technologies, Inc., a New Mexico corporation ("SBS") agree as follows:

I.   RECITALS

A. SBS and Seller are, simultaneously with the execution of this Covenant, entering into a purchase agreement ("Purchase Agreement") under which SBS will acquire all of the outstanding stock of VI Computer, a California corporation, ("VI") for cash.

B. SBS wishes to assure that Seller will refrain from competing with SBS in the areas of VI's business, and Seller is willing to so refrain as provided in this Covenant.

C. For purposes of this Agreement, "PowerPC" means all CPU's, processors, cores, and similar intellectual property ("IP") in the form of silicon, chips, modules, CPU boards, designs or technology that contain processing elements that execute the PowerPC instruction set or conform to the PowerPC processor architecture, including its derivatives, supersets, and successors.

D. For the purpose of this Agreement, "processor" means one silicon die. Specifically, a CPU that includes multiple execution units ("supersealer") is a single processor if it is implemented in a single silicon die.

II.  COVENANT

A. Seller agrees that, during the term of the Covenant, Seller will not, without prior written consent of SBS, for Seller's own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise:

     1. Own, control, manage or otherwise participate in the ownership, control or management of a business involved within the Territory in the development, manufacture, marketing or sale of PowerPC single board computers or systems (together the "Products") during the term of this Covenant; provided, however, that notwithstanding the foregoing, nothing contained herein shall prevent Themis or any affiliate, during the term of this Covenant, from developing, marketing and/or selling in the Territory multiprocessing computers which are tightly coupled with four or more PowerPC processors.

     2. Solicit, call upon, or attempt to solicit any individual, partnership, corporation or entity for the purpose of providing to that individual, partnership, corporation or other entity products or services which are competitive with the Products.

B. Seller may, without violation of the Covenant, own, directly or indirectly not more than two percent (2%) of any class of outstanding securities of a corporation or partnership (even if in competition with the Products) if that class is regularly traded on a national securities exchange or in the over-the-counter market.

III. TERM

The term of the Covenant will be three years ("Term").

IV.  TERRITORY

The territory covered by this Covenant is the world ("Territory").

V.    CONSIDERATION

The consideration for the Covenant is the Purchase Agreement and an undivided amount of the Purchase Price paid to Seller under the Purchase Agreement.

VI.   ACKNOWLEDGEMENT

Seller recognizes the importance of the Covenant and acknowledges that, based on Seller's past experiences and expertise, and Seller's past development, exploitation and management of VI's Products, the close relationships Seller has with VI customers and SBS's intent to utilize and exploit VI's Products and expand VI's customer base, the restrictions in this Covenant are reasonable as to terms, time and area, necessary for the protection of SBS's business and not unduly restrictive of Seller's rights as an individual.

VII.  BREACH

If Seller commits a breach or threatens to commit a breach of any of the provisions of this Covenant, SBS shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Covenant specifically enforced by any court having equity jurisdiction, together with an accounting therefor, Seller having specifically acknowledged that any such breach or threatened breach will cause irreparable injury to SBS and that money damages will not provide an adequate remedy to SBS.

VIII. INVALIDITY

If any provision of the Covenant is later construed to be unenforceable or invalid, the remaining provisions shall not be affected but shall continue in full effect. If the Term or Territory are found to be unenforceable or invalid by any court having jurisdiction, that court shall have the power to reduce the Term or Territory of the Covenant and the Covenant as revised shall then be fully enforceable. The payment provided for in Section V shall be payable in full notwithstanding any such construction, finding or revision.

IX.   MISCELLANEOUS

This Covenant binds and benefits the parties, their successors, assigns and transferees, is specifically enforceable, constitutes (together with the Purchase Agreement) the entire agreement of the parties and supersedes all prior oral or written agreements and understandings, is governed by New Mexico law and may be modified only in writing. This Covenant may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same instrument. Captions and titles have been inserted in this Covenant for the benefit of the parties in referring to this Covenant, but will not be construed or interpreted as part of this Covenant. Any suits brought by the parties arising under this Covenant shall be brought in the United States District Court for the Southern District of California, and the parties expressly acknowledge that such court shall have jurisdiction over the matter and parties, and that venue shall be proper in that court.

X.    NOTICES

Any notice or other communication required under this Covenant or desired to be given by any of the parties to this Covenant to any other party shall be deemed to be duly given when personally delivered, when mailed by certified or registered mail, return receipt requested, postage prepaid, or when delivered pre-paid to a next-day expedited delivery service to the other party, addressed as follows:

SBS:

SBS Technologies, Inc.
Attn: James E. Dixon, Jr., Vice President

Finance and Administration
2400 Louisiana Blvd. NE
AFC Building 5, Suite 600
Albuquerque, New Mexico  87110

Copy to:

Alison K. Schuler, Esquire
4300 San Mateo Boulevard, NE, Suite B-380
Albuquerque, New Mexico 87110

Seller:

As provided on Appendix X hereto.

Any party may change its address for notice by giving written notice of the change pursuant to this Section.

XI.  ANNOUNCEMENTS

Seller, without the prior written consent of SBS, will not make any announcement, public or non-public, or issue any press release in respect of this Covenant.


DATED: August         , 1998
              --------

SELLER:                            SBS TECHNOLOGIES, INC.

------------------------------     By:
Harry White                           ------------------------------
                                             Its:
                                                  ---------------------------

                                     APPENDIX X

                            SELLER'S ADDRESS FOR NOTICE

Mr. Harry White
c/o VI Computer
531 Encinitas Boulevard, Suite 114
Encinitas, California  92024

                              COVENANT NOT TO COMPETE

The undersigned ("Seller") and SBS Technologies, Inc., a New Mexico corporation ("SBS") agree as follows:

I.   RECITALS

A. SBS and Seller are, simultaneously with the execution of this Covenant, entering into a purchase agreement ("Purchase Agreement") under which SBS will acquire all of the outstanding stock of VI Computer, a California corporation, ("VI") for cash.

B. SBS wishes to assure that Seller will refrain from competing with SBS in the areas of VI's business, and Seller is willing to so refrain as provided in this Covenant.

C. For purposes of this Agreement, "PowerPC" means all CPU's, processors, cores, and similar intellectual property ("IP") in the form of silicon, chips, modules, CPU boards, designs or technology that contain processing elements that execute the PowerPC instruction set or conform to the PowerPC processor architecture, including its derivatives, supersets, and successors.

D. For the purpose of this Agreement, "processor" means one silicon die. Specifically, a CPU that includes multiple execution units ("supersealer") is a single processor if it is implemented in a single silicon die.


II.  COVENANT

A. Seller agrees that, during the term of the Covenant, Seller will not, without prior written consent of SBS, for Seller's own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise:

     1. Own, control, manage or otherwise participate in the ownership, control or management of a business involved within the Territory in the development, manufacture, marketing or sale of Power PC single board computers or systems (together the "Products") during the term of this Covenant; provided, however, that notwithstanding the foregoing, nothing contained herein shall prevent Themis or any affiliate, during the term of the Covenant, from developing, marketing and/or selling in the Territory multiprocessing computers which are tightly coupled with four or more PowerPC processors.

     2. Solicit, call upon, or attempt to solicit any individual, partnership, corporation or entity for the purpose of providing to that individual, partnership, corporation or other entity products or services which are competitive with the Products.

B. Seller may, without violation of the Covenant, own, directly or indirectly not more than two percent (2%) of any class of outstanding securities of a corporation or partnership (even if in competition with the Products) if that class is regularly traded on a national securities exchange or in the over-the-counter market.

III. TERM

The term of the Covenant will be three years ("Term").

IV.  TERRITORY

The territory covered by this Covenant is the world ("Territory").

V.    CONSIDERATION

The consideration for the Covenant is the Purchase Agreement and an undivided amount of the Purchase Price paid to Seller under the Purchase Agreement.

VI.   ACKNOWLEDGEMENT

Seller recognizes the importance of the Covenant and acknowledges that, based on Seller's majority ownership of VI and, therefore, its knowledge of VI's past development, exploitation and management of VI's Products and VI's customers, and SBS's intent to utilize and exploit VI's Products and expand VI's customer base, the restrictions in this Covenant are reasonable as to terms, time and area, necessary for the protection of SBS's business and not unduly restrictive of Seller's rights.

VII.  BREACH

If Seller commits a breach or threatens to commit a breach of any of the provisions of this Covenant, SBS shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Covenant specifically enforced by any court having equity jurisdiction, together with an accounting therefor, Seller having specifically acknowledged that any such breach or threatened breach will cause irreparable injury to SBS and that money damages will not provide an adequate remedy to SBS.

VIII. INVALIDITY

If any provision of the Covenant is later construed to be unenforceable or invalid, the remaining provisions shall not be affected but shall continue in full effect. If the Term or Territory are found to be unenforceable or invalid by any court having jurisdiction, that court shall have the power to reduce the Term or Territory of the Covenant and the Covenant as revised shall then be fully enforceable. The payment provided for in Section V shall be payable in full notwithstanding any such construction, finding or revision.

IX.   MISCELLANEOUS

This Covenant binds and benefits the parties, their successors, assigns and transferees, is specifically enforceable, constitutes (together with the Purchase Agreement) the entire agreement of the parties and supersedes all prior oral or written agreements and understandings, is governed by New Mexico law and may be modified only in writing. This Covenant may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same instrument. Captions and titles have been inserted in this Covenant for the benefit of the parties in referring to this Covenant, but will not be construed or interpreted as part of this Covenant. Any suits brought by the parties arising under this Covenant shall be brought in the United States District Court for the Southern District of California, and the parties expressly acknowledge that such court shall have jurisdiction over the matter and parties, and that venue shall be proper in that court.

X.    NOTICES

Any notice or other communication required under this Covenant or desired to be given by any of the parties to this Covenant to any other party shall be deemed to be duly given when personally delivered, when mailed by certified or registered mail, return receipt requested, postage prepaid, or when delivered pre-paid to a next-day expedited delivery service to the other party, addressed as follows:

SBS:

SBS Technologies, Inc.
Attn: James E. Dixon, Jr.,
Vice President Finance and Administration
2400 Louisiana Blvd. NE

AFC Building 5, Suite 600
Albuquerque, New Mexico  87110

Copy to:

Alison K. Schuler, Esquire
4300 San Mateo Boulevard, NE, Suite B-380
Albuquerque, New Mexico 87110

Seller:

As provided on Appendix X hereto.

Any party may change its address for notice by giving written notice of the change pursuant to this Section.

XI.  ANNOUNCEMENTS

Seller, without the prior written consent of SBS, will not make any announcement, public or non-public, or issue any press release in respect of this Covenant.


DATED: August    , 1998


SELLER:                            SBS TECHNOLOGIES, INC.
THEMIS COMPUTER


By:                                     By:
   ----------------------------            ----------------------------
Its: Chief Executive Officer &     Its: Vice President of Finance &
      President                                Administration

                                     APPENDIX X

                            SELLER'S ADDRESS FOR NOTICE

Themis Computer
3185 Laurelview Court
Fremont, CA 94538
Attention:  President


With a copy to:

Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, CA 90401-2305
Attention:  Katherine F. Ashton, Esquire